EXHIBIT 10.1

LETTER REGARDING SUSPENSION OF RIGHTS RELATED TO CDOR RATE LOANS

To:	JPMorgan Chase Bank, N.A., as Administrative Agent
From:	Yelp Inc.
Date:	May 15, 2024
Ladies & Gentlemen:
Re: Credit Agreement, dated as of April 28, 2023 among, Yelp Inc., as Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the Guarantors form time to time party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time prior to the date hereof, the “Credit Agreement”).

1We are writing to you in your capacity as Administrative Agent under the Credit Agreement. Unless otherwise defined in this letter (this “Letter”), terms defined in the Credit Agreement have the same meaning when used in this Letter. For purposes of this Letter, (a) the term “CAD CDOR Loans” shall mean Loans that are borrowed in Canadian Dollars that use the CDOR Rate as an interest rate and (b) the term “CAD Loans” shall mean Loans that are borrowed in Canadian Dollars.

2The Parent Borrower acknowledges that Refinitiv Benchmark Services (UK) Limited, as administrator of the CDOR rate, has announced that it will cease publication of all tenors of the CDOR Screen Rate after its publication of such rate on June 28, 2024 (the “2024 CDOR Cessation”).

3For good and valuable consideration, including delaying the incurrence of costs required to update the terms of the Credit Agreement in connection with the 2024 CDOR Cessation, and in lieu of amending or waiving any term of the Credit Agreement, the Borrower agrees subject to paragraph 4 below, with effect from the date of this Letter to suspend its following rights under the Credit Agreement:

(a)the Parent Borrower agrees that, notwithstanding anything to the contrary in the Loan Documents, (i) from and after July 1, 2024, CAD CDOR Loans shall not be available under the Revolving Facility and no Lender shall be obligated to participate in any Borrowing under the Revolving Facility of CAD CDOR Loans and (ii) any and all outstanding CAD CDOR Loans shall be repaid or prepaid by the Parent Borrower on or before the later of (x) June 28, 2024 and (y) the end of the applicable interest period for any such CAD CDOR Loan (this clause (a), the “Suspension of Rights”); and

(b)the Parent Borrower agrees that if a notice or instruction is given under the Credit Agreement on or after June 28, 2024 that selects the CDOR Rate as the interest rate for a CAD Loan, such notice or instruction shall be deemed to be ineffective.

4The Suspension of Rights shall cease to have effect (and all rights of the Parent Borrower under the Credit Agreement in respect of the terms set out in paragraph 3 above in effect immediately prior to the Suspension of Rights shall automatically be in full force and effect) following notice from the Parent Borrower to the Administrative Agent, provided that, such notice shall only be effective if, prior to the date of such notice, amendments to the Credit Agreement to take account of the 2024 CDOR Cessation and to replace the CDOR Rate with a CORRA-based interest rate (or such other mutually agreed interest rate) with respect to CAD Loans have become effective pursuant to and in accordance with the terms of the Credit Agreement.

5The Parent Borrower agrees to indemnify and hold harmless the Administrative Agent and each other Indemnitee for any damage, loss, cost, liability, claim or reasonable expense whatsoever incurred (A) in connection with a breach or reasonably in anticipation of a potential breach, of the Parent Borrower’s agreements in paragraphs 3(a) or (B) giving effect to the instruction of the Parent Borrower in paragraph 3(b) above, unless directly caused by the gross negligence, bad faith, willful misconduct or material breach of the Loan Documents of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto).

6This Letter is hereby designated as a Loan Document and we acknowledge that this Letter will be posted to the Platform established for Lenders for the Credit Agreement. We acknowledge and agree that each Lender under the Credit Agreement may rely on and shall be a third party beneficiary of this Letter.

7Please sign and return to us the enclosed copy of this Letter by way of your acknowledgement to the contents set out in this Letter.

8This Letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9This Letter has been duly executed and delivered by the Parent Borrower and constitutes a legal, valid and binding obligation of the Parent Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

10The provisions of Sections 10.6, 10.9 and 10.10 of the Credit Agreement shall apply, mutatis mutandis, to this Letter.

[Signature pages follow]

Very truly yours,
YELP INC.

By: /s/ David Schwarzbach
Name: David Schwarzbach
Title: Chief Financial Officer

Agreed and accepted by:
JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: /s/ Christine Lathrop
Name: Christine Lathrop
Title: Executive Director

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